Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDMENTS

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SWIFTMERGE ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

(Adopted by way of special resolutions passed on June 15, 2023)

EXTENSION AMENDMENT

FIRST RESOLVED, as special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) deletion of the following instruction from Article 49.7:

“In the event that the Company does not consummate a Business Combination by 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following instruction:

“In the event that the Company does not consummate a Business Combination by March 15, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

(b) deletion of the following words from Article 49.8(a):

“within 18 months from the consummation of the IPO”

and replacing them with the words:

“by March 15, 2024”.

FOUNDER SHARE AMENDMENT

SECOND RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

Article 49.10 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.10:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a) receive funds from the Trust Account; or

(b) vote as a class with Public Shares on a Business Combination.”